SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2004

NEW JERSEY RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8359	22-2376465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Wyckoff Road
Wall, New Jersey	07719
(Address of principal executive offices)	(Zip Code)

(732) 938-1480
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURE

     Item 8.01. Other Events

     The Registrant previously disclosed the existence of a dispute between the Registrant’s subsidiary, NJR Energy Services (“NJRES”) and eCORP Marketing, LLC, (“eCORP Marketing”) the counter party to the marketing agreement covering the Stagecoach Natural Gas Storage Project. Stagecoach is a high injection/high withdrawal facility in New York. Under the marketing agreement, NJRES was appointed as the exclusive marketing agent for the Stagecoach Project, and NJRES is obligated to arrange contracts for, or purchase at fixed prices, sufficient services to provide Stagecoach with revenues of approximately $22 million annually from April 1, 2003 to March 31, 2012. To attempt to resolve the dispute, the parties to the marketing agreement entered into a confidential mediation process pursuant to the terms of the agreement. The mediation was unsuccessful, and on September 8, 2004, NJRES filed a complaint in the United States District Court for the Southern District of New York claiming that eCORP Marketing, LLC had breached the marketing agreement. The litigation in this matter has just commenced and eCORP Marketing has not yet answered the Complaint. On September 15, 2004, eCORP Marketing moved to dismiss the Federal Complaint. On September 22, 2004, the District Court denied eCORP Marketing's motion to dismiss. On September 21, 2004, eCORP Marketing filed a third-party complaint in the New York state Supreme court wherein it alleges breach of contract against NJRES and its affiliate, New Jersey Natural Gas. That third-party complaint has been joined with existing litigation as between AIG Highstar Capital L.P. and eCORP Marketing. eCORP Marketing's third-party complaint was removed to the Southern District Court of New York on September 22, 2004. eCORP Marketing has expressed its intention to move to remand the third-party complaint to New York State Supreme Court. At present, the marketing agreement and associated fees continue in effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION

Date: September 24, 2004	By:	/s/Glenn C. Lockwood

Glenn C. Lockwood Senior Vice President, Chief Financial Officer and Treasurer